EXHIBIT 10.50
AMENDMENT NO. 4 TO
EXECUTIVE EMPLOYMENT AGREEMENT
BY AND BETWEEN
SEABULK INTERNATIONAL, INC. AND GERHARD E. KURZ
     This Amendment No. 4 to the Executive Employment Agreement by and between Seabulk International, Inc., a Delaware corporation formerly known as Hvide Marine Incorporated (the “Company”), and Gerhard E. Kurz (“Executive”), dated as of April 18, 2000 (the “Agreement”), is entered into as of the 18th day of April, 2005.
     WHEREAS, the Company and Executive desire to amend the Agreement in certain respects, and the Compensation Committee of the Board of Directors of the Company authorized this amendment on April 18, 2005;
     NOW, THEREFORE, in consideration of the mutual covenants and the mutual benefits provided in the Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive hereby amend the Agreement as set forth below:
     1. The following new Section 8.7 shall be added to the Agreement:
     “8.7 Notwithstanding any provision of this Agreement to the contrary, if Executive’s employment with the Company is terminated for any reason other than for “cause” or without “good reason,” as defined herein, the Company shall pay Executive a single lump sum cash payment in respect of his accrued but unused vacation days (if any) for the year of termination within five (5) days after the date of such termination of employment.”
     2. The text of Item 1 of Amendment No. 3 to the Agreement, designated as Section 4.3(b) of the Agreement in such amendment, is hereby re-designated as new Section 8.8 of the Agreement and is hereby restated in its entirety as follows:
     “8.8 Notwithstanding any provision of this Agreement to the contrary, if Executive’s employment with the Company is terminated “without cause” or for “good reason,” as defined herein, within two years after the date upon which a Change in Control occurs, then the Company will take the following actions, such actions to be taken as of the last day of Executive’s employment with the Company unless otherwise provided below:
          (a) Cause any and all outstanding options to purchase common stock of the Company and any and all restricted stock which have not become nonforfeitable held by Executive to become immediately exercisable and nonforfeitable in full; and cause Executive’s accrued benefits under any and all nonqualified deferred compensation plans sponsored by the Company to become immediately nonforfeitable.

          (b) Cause any and all outstanding options to purchase common stock of the Company held by Executive to remain exercisable for thirty-six (36) months after the last day of Executive’s employment with the Company (but in no event shall any such option be exercisable for (i) a longer period than the original term of such option or (ii) a shorter period than that already provided for under the terms of such option).
          (c) If Executive’s employment with the Company terminates prior to the payment of incentive awards under the Company’s Management Annual Incentive Compensation Plan (“MAICP”) for the 2005 calendar year, pay Executive, within five (5) days after the date of such termination of employment, a lump sum cash payment equal to 100% of the 2005 maximum incentive award specified for Executive under the MAICP multiplied by a fraction, the numerator of which shall be the number of days Executive was employed by the Company during calendar year 2005 and the denominator of which shall be 365.”
     3. As so amended, the Agreement remains in full force and effect.
     IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment No. 4 to be duly executed and delivered as of the day and year first written above.

SEABULK INTERNATIONAL, INC.

/s/ Gerhard E. Kurz	/s/ Alan R. Twaits

GERHARD E. KURZ	By: Alan R. Twaits, Sr. Vice President

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